SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Engine No. 1 LLC added the following message to shareholders to a “splash” page on its website www.ReenergizeXOM.com.

Dear Fellow Shareholders,

ExxonMobil’s underperforming Board is trying to scare shareholders into believing that our nominees if elected would endanger the company’s dividend.

Fact: ExxonMobil has put its own dividend in jeopardy through years of wasteful, debt-fueled spending on projects with a low average return on capital employed. As Bloomberg put it, “Exxon’s reputation for discipline has eroded alongside its return on capital.”

-	ExxonMobil’s return on capital employed for upstream projects has fallen to the lowest point in history, from an average ~35% from 2001-10 to ~6% from 2015-2019, and negative (12)% in 2020.
-	ExxonMobil’s has taken on large amounts of debt, with net debt going from almost nothing 10 years ago to over $65 billion in 2020, and S&P has downgraded its credit rating 3 times since 2016.
-	Free cash flow generation has been inadequate to fund the dividend as a result of poor returns.

All of this has endangered your dividend. ExxonMobil’s dividend yield, which rises as the market’s confidence in the safety of the dividend falls, has risen far more than peers in recent years. In fact, as the Wall Street Journal noted just last week, ExxonMobil “had been unable to fund its dividends through free cash flow alone even in 2019 before the pandemic.”

In fact, just last year ExxonMobil’s CEO stated that, “The beauty of the dividend is it’s flexible.” Likewise, in 2018 the Board removed ‘Shareholder Distributions’ (which encourages management to pay a higher dividend) as a metric from the incentive compensation plan for management.

Engine No. 1 is confident that our four nominees, Gregory Goff, Kaisa Hietala, Alexander Karsner and Anders Runevad – all of whom have successful and transformative experience in the energy industry — can enforce greater and more consistent capital allocation discipline and set a better long-term strategy for ExxonMobil. In fact, just this week Reuters Breakingviews noted that:

“[ExxonMobil’s] board should have been a better overseer of management, capital allocation and strategy. Yet even with new appointments, it has limited experience in energy. That needs to change … The slate of four put up by activist Engine No. 1 could help. Gregory Goff helped the oil refiner Andeavor generate over 1,000% returns for investors during his reign. And Kaisa Hietala built and ran the renewable business at Finnish refiner Neste, which has helped push that firm’s share price up 10-fold over a decade.” – Reuters Breakingviews, March 22, 2021.

 Vote the WHITE proxy card today to Reenergize ExxonMobil.

Sincerely,

Engine No. 1

Bloomberg Quote: Liam Denning (Dec. 1, 2020). Exxon Is Now the Thing It Wasn’t Supposed to Be: Shrinking discipline and rising leverage make what was once the smartest oil major a risky play on crude prices. Bloomberg Opinion.

Wall Street Journal Quote: Jinjoo Lee (March 19, 2021). Oil Investors Hunt for Cash Gushers. The Wall Street Journal.

Reuters Quote: Rob Cyran (March 22, 2021). More than this. Reuters Breakingviews.

Important Information

Engine No. 1 LLC, Engine No. 1 LP, Engine No. 1 NY LLC, Christopher James, Charles Penner (collectively, “Engine No. 1”), Gregory J. Goff, Kaisa Hietala, Alexander Karsner, and Anders Runevad (collectively and together with Engine No. 1, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the shareholders of Exxon Mobil Corporation (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, available at no charge on Engine No.1’s campaign website at https://reenergizexom.com/materials/ and the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on March 15, 2021. This document is available free of charge from the sources described above.